(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President & Chief Financial Officer
Telephone: 978.284.4446

MKS Instruments Reports First Quarter 2006 Results

Wilmington, Mass., April 27, 2006 — MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, today reported first quarter 2006 financial results. Net sales increased to $179.1 million, up 40.5 percent from $127.4 million in the first quarter of 2005 and up 38.6 percent from $129.2 million in the fourth quarter of 2005.

First quarter 2006 GAAP net earnings increased to $15.4 million, or $0.28 per diluted share, compared to first quarter 2005 GAAP net earnings of $5.5 million, or $0.10 per diluted share, and fourth quarter 2005 GAAP net earnings of $12.1 million, or $0.22 per diluted share. Due to the adoption of FAS 123( R), first quarter 2006 GAAP net earnings included stock-based compensation expense of $1.7 million, or $0.03 per share, net of tax.

First quarter 2006 non-GAAP earnings, which exclude amortization of acquired intangible assets, special items and stock-based compensation, increased to $21.3 million, or $0.39 per share, compared to first quarter 2005 non-GAAP earnings of $8.0 million, or $0.15 per share, and fourth quarter 2005 non-GAAP earnings of $12.1 million, or $0.22 per share.

Leo Berlinghieri, Chief Executive Officer and President, said, “Our sales grew by 39 percent sequentially, and excluding a full quarter of sales from two technology acquisitions, Ion Systems and Umetrics, our organic sales growth rate was 31 percent. We achieved significant sales growth on strong order momentum from semiconductor capital equipment manufacturers. Sales to semiconductor device manufacturers, and thin film and other markets also increased. Our close customer relationships and innovative solutions for improving process performance and productivity contributed to our success.”

Mr. Berlinghieri continued, “Looking ahead to the second quarter, based on current trends and industry bookings, we see signs for moderate growth in semiconductor capital equipment spending. After a very strong first quarter, we estimate that our second quarter sales could increase by 3 to 6 percent and range from $185 to $190 million. GAAP net earnings could range from $0.33 to $0.36 per diluted share on approximately 56 million shares outstanding, which includes $0.04 per share of stock-based compensation expense. Non-GAAP earnings, which exclude amortization of acquired intangible assets, special items and stock-based compensation, could range from $0.41 to $0.44 per share.”

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions, special items and stock-based compensation, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

Management will discuss first quarter financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-366-7417 for domestic callers and 303-262-2143 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through May 4, 2006, dial 303-590-3000, pass code 11058544#.

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers’ uptime, yield and throughput, and improving their productivity and return on invested capital.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31, 2006	March 31, 2005	December 31, 2005
Net sales	$179,061	$127,407	$129,174
Cost of sales	105,316	78,045	77,545

Gross profit	73,745	49,362	51,629
Research and development	16,057	14,549	12,994
Selling, general and administrative	29,765	23,849	23,791
Amortization of acquired intangible assets	5,254	3,690	3,099
Income from litigation settlement	—	—	(3,000)
Purchase of in-process technology	800	—	—
Restructuring	—	454	(91)

Income from operations	21,869	6,820	14,836
Interest income, net	1,430	1,098	2,202

Income before income taxes	23,299	7,918	17,038
Provision for income taxes	7,864	2,460	4,933

Net income	$15,435	$5,458	$12,105

Net income per share:
Basic	$0.28	$0.10	$0.22
Diluted	$0.28	$0.10	$0.22

Weighted average shares outstanding:
Basic	54,660	53,878	54,269
Diluted	55,269	54,393	54,945
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$15,435	$5,458	$12,105

Adjustments:
Amortization of acquired intangible assets	5,254	3,690	3,099
Stock compensation charges	2,666	—	—
Restructuring	—	454	(91)
Income from litigation settlement	—	—	(3,000)
Purchase of in-process technology	800	—	—
Tax effect of adjustments	(2,840)	(1,566)	(3)

Non-GAAP net income (NOTE 1)	$21,315	$8,036	$12,110

Non-GAAP net income per share (NOTE 1)	$0.39	$0.15	$0.22

Weighted average shares outstanding — diluted	55,269	54,393	54,945

NOTE 1: The Non-GAAP net income and Non-GAAP net income per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges, stock compensation charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	March 31, 2006	December 31, 2005
ASSETS
Cash and short-term investments	$213,860	$292,619
Trade accounts receivable	106,672	82,610
Inventories	111,967	98,242
Other current assets	28,870	25,676

Total current assets	461,369	499,147
Property, plant and equipment, net	80,083	78,726
Long-term investments	696	857
Goodwill	322,761	255,243
Other acquired intangible assets	54,923	27,422
Other assets	2,583	2,345

Total assets	$922,415	$863,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$19,340	$18,886
Accounts payable	38,756	27,955
Accrued expenses and other liabilities	51,693	42,246

Total current liabilities	109,789	89,087
Long-term debt	5,935	6,152
Other long-term liabilities	15,314	5,658

Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	651,779	639,152
Retained earnings	132,077	116,642
Other stockholders’ equity	7,408	6,936

Total stockholders’ equity	791,377	762,843

Total liabilities and stockholders’ equity	$922,415	$863,740